UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 20, 2015 (May 19, 2015)

HEALTHWAYS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19364	62-1117144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cool Springs Boulevard Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

(615) 614-4929
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Interim President and Chief Executive Officer Compensation
As previously reported, on May 15, 2015, the Board of Directors (the "Board") of Healthways, Inc. (the "Company") appointed Alfred Lumsdaine to serve as the Company's Interim President and Chief Executive Officer, effective immediately. In connection with that appointment, on May 18, 2015, the Board, upon recommendation of the Compensation Committee of the Board (the "Compensation Committee"), approved a one-time equity grant to Mr. Lumsdaine of restricted stock units ("RSUs") on May 19, 2015 with grant date fair value of $325,000 and an increased base salary equal to $650,000 per year for the period during which Mr. Lumsdaine serves as the Company's Interim President and Chief Executive Officer.
Compensatory Changes for Certain Other Executive Officers
In connection with the previously disclosed senior management changes and in light of certain increased responsibilities assumed by such management, on May 18, 2015, the Board, upon recommendation of the Compensation Committee, made changes to the compensation of certain of the Company's executive officers as follows:
•
Matthew Michela, the Company's Chief Operating Officer, received a one-time equity grant of RSUs on May 19, 2015, having a grant date fair value of $300,000. Additionally, effective May 15, 2015, and ending on the date upon which the Company appoints a new Chief Executive Officer, Mr. Michela will receive an increased base salary equal to $650,000 per year.

•
Michael Farris, the Company's Chief Commercial Officer, received an additional bonus opportunity of up to $500,000, which will become payable to Mr. Farris upon the successful achievement of certain customer-specific revenue and profitability goals on or prior to December 29, 2015. Mr. Farris will only be eligible for such bonus opportunity if he is continuously employed by the Company through December 29, 2015; provided, however, that in the event Mr. Farris is terminated without cause or terminates his employment for good reason (all as determined pursuant to the terms of his employment agreement with the Company) prior to December 29, 2015, he will continue to be eligible to receive the bonus set forth above based on and to the extent of the achievement of such goals as if he had continued employment through December 29, 2015.

•	Mary Flipse, the Company's General Counsel, received a one-time equity grant of RSUs on May 19, 2015, having a grant date fair value of $200,000.
The RSUs granted to Messrs. Lumsdaine and Michela and Ms. Flipse were granted pursuant to the Healthways, Inc. Amended and Restated 2014 Stock Incentive Plan (the "Amended and Restated 2014 Plan") and vest in full on the first anniversary of the grant date if the executive remains continuously employed by the Company through such date (or if the executive experiences a termination by reason of retirement prior to such date), or earlier, (i) upon the executive's death, disability or termination without cause or for good reason or (ii) under certain circumstances in connection with a change in control.

Approval of Healthways, Inc. Amended and Restated 2014 Stock Incentive Plan
At the 2015 Annual Meeting of Stockholders (the "Annual Meeting") of the Company held on May 19, 2015, the Company's stockholders approved the Amended and Restated 2014 Plan. The results of the stockholder vote on the Amended and Restated 2014 Plan are set forth further below under Item 5.07 of this Current Report on Form 8-K.
A description of the Amended and Restated 2014 Plan is included as part of Proposal No. 4 in the Company's Proxy Statement that was filed with the Securities and Exchange Commission (the "Commission") on April 9, 2015 and is incorporated herein by reference. Such description is qualified in its entirety by reference to the text of the Amended and Restated 2014 Plan, a copy of which was filed as Exhibit 99.1 to the Registration Statement on Form S-8 filed by the Company with the Commission on May 19, 2015.
Item 5.07. Submission of Matters to a Vote of Security Holders.

(a) The Annual Meeting was held on May 19, 2015, at which a total of 32,845,846 shares of the Company's common stock, out of a total of 35,682,926 shares of the Company's common stock outstanding and entitled to vote, were present in person or represented by proxies.

(b) The following proposals were voted upon at the Annual Meeting:

(i)
To elect Mary Jane England, M.D., Robert J. Greczyn, Jr., Bradley S. Karro, Paul H. Keckley, Ph.D., Conan J. Laughlin, William D. Novelli, Lee A. Shapiro and Kevin G. Wills as directors of the Company. The results of the election of the above-mentioned nominees were as follows:

	For	Against	Abstain from Voting	Broker Non-Votes
Mary Jane England, M.D.	27,780,871	2,819,561	30,012	2,215,402
Robert J. Greczyn, Jr.	30,319,180	304,978	6,286	2,215,402
Bradley S. Karro	30,101,966	522,292	6,186	2,215,402
Paul H. Keckley, Ph.D.	30,293,566	329,889	6,989	2,215,402
Conan J. Laughlin	30,291,538	331,697	7,209	2,215,402
William D. Novelli	26,644,368	3,951,754	34,322	2,215,402
Lee A. Shapiro	30,320,938	302,980	6,526	2,215,402
Kevin G. Wills	28,108,026	2,516,471	5,947	2,215,402

(ii)	To consider and act upon non-binding, advisory vote to approve compensation of the Company's named executive officers. The voting results were as follows:

For	Against	Abstain from Voting	Broker Non-Votes
21,394,785	9,231,527	4,132	2,215,402

(iii)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal 2015. The voting results were as follows:

For	Against	Abstain from Voting	Broker Non-Votes
32,661,942	182,763	1,141	N/A

(iv)	To consider and act upon a proposal to approve the Amended and Restated 2014 Plan. The voting results were as follows:

For	Against	Abstain from Voting	Broker Non-Votes
25,572,700	5,055,347	2,397	2,215,402

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HEALTHWAYS, INC.

By:	/s/ Alfred Lumsdaine
Alfred Lumsdaine
Chief Financial Officer and Interim President and Chief Executive Officer

Date:  May 20, 2015